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                                                                   EXHIBIT 10.16

                        ADMINISTRATIVE SERVICES AGREEMENT
                              BETWEEN ALOHACARE AND
                          MANAGED CARE SOLUTIONS, INC.

                  This Administrative Services Agreement is made and entered to be effective as of the 1st day of January, 1994 by and between ALOHACARE, a Hawaii not-for-profit corporation and MANAGED CARE SOLUTIONS, INC., an Arizona business corporation duly authorized to conduct business as a foreign corporation in Hawaii ("MCS") .

                               W I T N E S S E T H

                  WHEREAS, AlohaCare was formed by certain community health centers and other Hawaii-based health care providers for the purpose of operating as a qualified health plan under the State of Hawaii Health QUEST Program;

                  WHEREAS, AlohaCare desires to submit a proposal to provide medical, limited dental and behavioral health services under the QUEST Project; and

                  WHEREAS, AlohaCare desires to engage MCS to prepare its proposal to participate as a qualified health plan under the QUEST Project and to provide administrative services in connection with the operation of the AlohaCare Program in the event Alohacare is awarded a contract under the QUEST Project.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

         I.       DEFINITIONS

                  A.       AlohaCare Program. "AlohaCare Program" shall mean


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all administrative and medical care delivery components and systems available through AlohaCare as necessary for AlohaCare to provide or arrange for the provision of the required medical, dental and behavioral health services to QUEST Project eligible persons who receive coverage through AlohaCare.

                  B. QUEST Project. "QUEST Project" shall mean the State of Hawaii Demonstration Project for the provision of medical, dental and behavioral health services through a managed care delivery system to individuals covered by the State's Medicaid Aid to Families with Dependent Children (AFDC-related) programs, General Assistance program and State Health Insurance Program.

                  C. Covered Services. "Covered Services" shall mean those medical, dental and behavioral health services to which Members are entitled under the QUEST Program as detailed in the Request for Proposal and in any contract between DHS and AlohaCare.

                  D. Department of Human Services ("DHS"). "DHS" shall mean the State of Hawaii Department of Human Services which is responsible for the administration of the QUEST Project.

                           E.       Implementation Date. "Implementation Date"
shall mean the date the AlohaCare Program becomes operational and Alohacare is obligated to commence the provision of covered Services to Members.

                           F.       "Participating Providers". "Participating
Providers" shall mean duly licensed physicians, other health professionals, facilities, and healthcare providers which have entered into a contract with AlohaCare for the provision of Covered

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Services to Members.

                           G.       Request For Proposal ("RFP") . "RFP" or
"Request For Proposal" shall refer to the Hawaii Health QUEST Request For Proposal for QUEST Health Plan and any amendments thereto, a copy of which is annexed hereto and made a part hereof as Exhibit "A".

                           H.       Recipients or Members. "Recipients" or
"Members" shall refer to those individuals who are eligible for coverage under the QUEST Project and who have enrolled in the AlohaCare Program.

         II.      MCS RESPONSIBILITIES

                  A.       Preparation of Proposal.

                           1.       Generally. The parties acknowledge MCS has
prepared AlohaCare's proposal to participate as a qualified health plan under the QUEST Project, and has submitted the same to DHS on February 4, 1994. MCS represents that the proposal meets all material proposal requirements set forth in the RFP and any other applicable DHS rules and regulations. MCS shall, on behalf of AlohaCare, respond in a timely manner to any and all DHS requests for additional information or clarification of proposal terms, subject to AlohaCare's written approval of any such response.

                           2.       Negotiations With DHS. MCS shall provide all
necessary assistance and support to AlohaCare in its negotiations with DHS concerning the QUEST Project.

                  B. Pre-Operational Duties. In the event AlohaCare is awarded a contract by DHS to participate in the QUEST Project, MCS shall perform all necessary pre-operational services so that

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AlohaCare may commence operation as a qualified health plan on or before August
1, 1994. MCS shall deliver to AlohaCare on or before July 1, 1994 a detailed written status report setting forth in detail the organizational and administrative systems and provider contractual relationships in place for AlohaCare to meet its obligations under the QUEST Project and to contain healthcare costs, and the remaining tasks to be completed before the QUEST Implementation Date and thereafter. MCS shall ensure that all tasks are completed before the Implementation Date which are necessary so that the AlohaCare will operate in material conformance with the requirements of the RFP, DHS rules and regulations, any contract between AlohaCare and DHS, and this Agreement. Pre-operational services shall include, but not be limited to:

                           1.       Office site and equipment selection;

                           2. Installation of computer hardware, software and related equipment;

                           3.       Staff selection and training;

                           4.       Development of plan policy and procedures;

                           5. Development of adequate provider network including but not limited to:

                                    a.       Negotiations.

                                    b.       Credentialing.

                                    c.       Contracting.

                           6. Education of providers and their staff regarding QUEST and AlohaCare programs.

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                           7.       Establishment of utilization and quality
                                    assurance programs.

                           8. Acting as a liaison with DHS including negotiation of any and all contracts.

                           9.       Preparation of member handbooks,
                                    identification cards and other required
                                    items.

                           10. Preparation of provider handbooks and other required items.

                  C. Administrative Services. MCS shall provide all administrative services that are necessary to the operation of the AlohaCare Program or which are required by the RFP, any contract between DHS and AlohaCare and as fully set forth herein. MCS's responsibilities shall specifically include, but not be limited to, the following:

                           1.       General Management Duties. MCS shall be
responsible for the day-to-day management of the AlohaCare Program. MCS shall take any and all actions which are necessary or proper for the administration and management of the AlohaCare Program, so long as such actions are consistent with, and not in conflict with, the provisions of this Agreement, the RFP, any contract between DHS and AlohaCare or the express direction of the AlohaCare President or Board of Directors. MCS shall act as a liaison between DHS and AlohaCare. MCS shall employ such individuals as are necessary to carry out its duties under this Agreement, including at least the following:

                                    a.       Executive Director;


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                                    b.       Medical Director.

                  The Executive Director, the Medical Director and such other individuals whose job responsibilities so require, shall at all times dedicate their full time on-site in Hawaii during the Pre-Operational Phase and through the term of this Agreement. It is understood that MCS intends to employ certain other individuals in the administration of the AlohaCare Program at sites which are not in the State of Hawaii.

                  The selection of persons to fill the positions of the Executive Director and Medical Director must be approved by the AlohaCare Board of Directors, which approval will be granted or denied within a reasonable time. MCS shall promptly replace any person who is employed in the management and administration of the AlohaCare Program upon request of the AlohaCare Board of Directors for good cause as determined by the AlohaCare Board of Directors in its reasonable discretion.

                           2.       Contracting With Providers. MCS shall be
responsible for recruiting, negotiating and contracting on behalf of AlohaCare with such providers of medical, dental and behavioral health services as necessary to provide all Covered Services to members as required by the RFP and any contracts between DHS and AlohaCare. Provider contracts shall be between AlohaCare and the providers and all such contracts must be executed by an AlohaCare officer. While it is understood that there is no absolute guarantee that MCS will be able to contract on behalf of AlohaCare

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with all such providers, MCS shall make every possible effort to recruit and contract with such necessary providers and shall dedicate sufficient Resources so as to ensure that all possible efforts to contract with such providers have been undertaken. Subject to the foregoing, MCS shall be responsible for ensuring that Covered Person have access to a sufficient number of Participating Provides in appropriate locations in accordance with DHS standards and reasonable standards established by AlohaCare. At a minimum, MCS shall contract with a sufficient number of licensed providers to ensure appropriate access of Members to the following types of Covered Services:

                           a.       Inpatient hospital services;

                           b.       Outpatient hospital services;

                           c. Twenty-four (24) hour, seven days per week emergency services;

                           d.       Urgent care services;

                           e.       Ambulance services;

                           f.       Primary care physician services;

                           g.       Physician specialty services;

                           h.       Pharmacy Services;

                           i.       Laboratory services;

                           j.       Radiology services;

                           k. Physical occupational, audiology and speech and language therapy services;

                           l.       Limited dental services;

                           m.       Behavioral health services (e.g.

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                                    psychiatrists, psychologists, social
                                    workers, counselors and nurses trained in psychiatry);

                           n. Ancillary services (e.g. optometrists, podiatrists, nurse practitioners and nurse mid-wives);

                           o.       Home health services;

                           p.       Durable medical equipment and medical
                                    supplies; and

                           q.       Transportation services.

                  All contracts with Participating Providers shall be in a form and contain such provisions as are acceptable to AlohaCare and AlohaCare's legal counsel and shall set forth the method and amount of reimbursement to Participating Providers, and shall specify that the providers shall be subject to all requirements contained in the RFP, any contract between DHS and AlohaCare and all applicable provisions of this Agreement. It is intended that the corporate members of AlohaCare whose service areas are within AlohaCare's QUEST Service Area shall be Participating Providers in the AlohaCare Program, subject to meeting AlohaCare's credentialing standards.

                  3. Claims processing and Payment. MCS shall pay claims to providers for all Covered Services rendered to Members in accordance with contracts entered into between Participating Providers and AlohaCare, and in accordance with the RFP, any contract between DHS and AlohaCare and this Agreement. The amount

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of reimbursement to providers shall take into account any co-payment, deductible or co-insurance amounts which Members are required to pay by DHS under the QUEST Project. Unless otherwise directed by AlohaCare, MCS and the Medical Director shall have the authority and discretion to interpret the requirements of the RFP, the contract between DHS and AlohaCare and provider contracts with respect to payment of claims to providers. Claims payments shall be made by checks or drafts signed by MCS as AlohaCare's dispersing agent out of the account established in accordance with Section II.C.5. hereof.

                  4. Internal Controls. MCS will maintain and implement internal controls to ensure the integrity of all receipts and disbursements made by MCS pursuant to this Agreement. This will include, but not be limited to, internal control procedures to ensure compliance with the following standards:

                           a. QUEST benefits are disbursed only for eligible Members.

                           b. Amounts are paid for procedures covered by the QUEST Project in appropriate amounts and supported by appropriate documentation.

                           c. Amounts are paid only for services rendered to Members by qualified healthcare professionals.

                           d.       There are no duplicate payments.

                           e.       Coordination of benefits, including

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                                    subrogation, if necessary, with other
                                    payors, whether public or private, is
                                    performed effectively and in accordance with QUEST Project requirements.

                           f. Claims are paid consistent with applicable pre-certification, authorization or concurrent review requirements.

                           g. Claims are processed pursuant to appropriate procedure and/or diagnosis codes, with system protections to detect upcoding or unbundling of procedures.

Upon request, MCS will provide AlohaCare or AlohaCare's designee with a written description of all such internal control procedures including internal review routines.

                  5. Bank Account. MCS shall establish and maintain a bank account in the name of AlohaCare with ("the Bank") for the purpose of depositing all receipts from any source therein, including capitation payments and reinsurance payments from DHS, and for paying all expenses of the AlohaCare Program, including payment of provider claims. The following procedures will be used to handle the account:

                           a. On a scheduled basis, checks and applicable explanations of benefits will be produced by MCS from the claims approved.

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                           b.       Funding of the account will take place on a
                                    daily basis by depositing all receipts from any source therein, including capitation and reinsurance payments from DHS.

                           c.       Copies of the monthly account
                                    reconciliation, check register and listing of payments broken out by category will be forwarded to the President of AlohaCare monthly.

                  6. Plan Benefits Litigation. If a demand is asserted or litigation proceedings or arbitration is commenced ("Plan Benefits Litigation") by a Member or healthcare provider to recover QUEST benefits against MCS, AlohaCare or both parties, the following shall apply:

                           a. If either MCS or AlohaCare becomes aware of the asserted Plan Benefits Litigation, it shall promptly notify the other party. AlohaCare shall, with MCS' advice and input, determine whether to pay the disputed claims or proceed with Plans Benefit Litigation.

                           b. In the event AlohaCare determines to proceed with Plan Benefits Litigation, AlohaCare shall retain counsel and direct the response to the Plan Benefits


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                                    Litigation. AlohaCare shall be responsible
                                    for assuming the cost attributable to Plan
                                    Benefits litigation, except where MCS elects or is required due to a conflict of interest to retain separate counsel, and subject to MCS meeting the standard of performance set forth in Section V.A.

                  7. Coordination of Benefits, Third Party Liabilities. MCS shall be responsible for coordination of benefits and third-party recoveries as required under the provisions of the RFP and under any contract between DHS and AlohaCare. MCS shall, specifically, be responsible for the following:

                           a. Recovering medical expenses incurred by Members from all third-party liability resources on behalf of AlohaCare and depositing such amounts recovered in the bank account described in paragraph I. C. 5 above;

                           b. Establishing and maintaining a file of Members third-party liability information;

                           c. Receiving third-party liability information from DHS and updating the Members' files on a timely basis;

                           d.       Informing DHS of third-party liability

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                                    information discovered during the course of
                                    business operations;

                           e. Providing DHS with monthly reports of the total amounts recovered from third-parties and providing DHS upon demand, medical expense and third-party liability recoveries by Members;

                           f. Submitting fee-for-service claims for Members with "free no-fault" motor vehicle insurance coverage; and

                           g. Developing procedures for determining when to pursue third-party liability recovery, which procedures shall be subject to the approval of AlohaCare.

                  8. Case Management. MCS shall be responsible for performing case management services in accordance with the RFP and in accordance with all contracts between DHS and AlohaCare. MCS shall ensure that each Member has chosen or is assigned a primary care provider who shall assess the Member's health care needs and shall provide services to meet those needs either directly or through referrals to other providers participating in the AlohaCare Program. MCS shall implement a system for the direction, coordination, monitoring and tracking of the Covered Services rendered to each member. The case management system shall include, but not be limited to, the following:

                           a.       Ensuring that all medically necessary

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                                    services are accessible and can be provided
                                    on a timely basis so that continuity of care is achieved;

                           b. Providing Members with clear and adequate information on how to obtain services;

                           C. Ensuring that Members receive adequate information to allow them to make medically informed decisions about their health needs;

                           d. Assisting Members to obtain the services prescribed by their primary care providers and assuring that the services are received and provided in a timely manner; and

                           e. Assisting Members with understanding and following the medical care prescribed for them.

                  9. Facilitation of Services. MCS shall take the following actions with respect to the AlohaCare Program to facilitate the provision of Covered Services by Participating Providers:

                           a. Providing AlohaCare and Participating Providers with on-line computer access to Member enrollment and eligibility information;

                           b.       To the extent on-line computer access to


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                                    Member enrollment and eligibility
                                    information is not available, verifying by telephone, the eligibility of persons claiming to be Members; and

                           c. Maintaining a telephone hotline as required by Section 41.110 of the RFP for the purpose of determining enrollment and eligibility information upon admission to an emergency facility or hospital emergency room.

                  10. Program Coverage Information. MCS shall prepare and forward to AlohaCare and all Participating Providers, a summary of Covered Services which are required to be provided under the QUEST Project. Such summary shall include schedules of Covered Services and any applicable exclusions or limitations affecting the provision of covered services, applicable copayments, co-insurance and deductibles, and any other information relevant to the rendering of Covered Services by providers.

                  11. Ouality Assurance. MCS shall be responsible for developing and maintaining a Quality Assurance Program in compliance with the requirements of the RFP, and with any contract between DHS and AlohaCare. At a minimum of the Quality Assurance Program shall conform in all respects to the requirements set forth in Section 40.520 of the RFP.

                  12. Utilization Management. MCS shall be responsible for developing and maintaining a Utilization Management

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Program in compliance with the requirements of the RFP, and with any contract between DHS and AlohaCare. The Utilization management Program shall determine whether the level, type and cost of benefits provided are appropriate to the health care needs of Members on an on-going basis.

                  13. Credentialing. MCS shall credential and recredential each Participating Provider rendering healthcare services to Members as described in the AlohaCare RFP proposal. MCS shall require each Participating Provider to comply with such procedures and guidelines prior to obtaining and maintaining the status as a Participating Provider. MCS shall insure that, at all times during the term of this Agreement, each Participating Provider rendering healthcare services to Members is duly licensed in accordance with the appropriate State Licensure Board and that failure to maintain such licensure shall result in prompt termination by MCS of such Participating Provider.

                  14. Information Systems. MCS shall develop and maintain as of the Implementation Date an automated management information system as necessary for the efficient operation of the AlohaCare Program and as required by the RFP, any contract between DHS and AlohaCare and this Agreement.

                  15. Reports to DHS. MCS shall be responsible for making any and all reports to DHS which are required by the RFP, by any and all contracts between DHS and AlohaCare and by this Agreement. Reports shall be made at such times as are required by DHS and such reports shall be in a format acceptable to DHS and

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AlohaCare. Such reports shall include, but not be limited to the following:

                           a.       Encounter data as described in Section
                                    40.820 of the RFP;

                           b. Reports regarding the Quality Assurance Program as required by Section 40.540 of the RFP;

                           c. Reports regarding changes in Recipient status as required by Section 41.010 of the RFP;

                           d. Reports regarding coordination of benefits and third-party liability as required by
                                    Section 40.730 of the RFP; and

                           e. Reports regarding financial information as required by Section 40.900 of the RFP.

                  16. Reports to AlohaCare. MCS shall report to the President arid Board of Directors of AlohaCare on a regular basis and at such times as are reasonably requested by the President or Board of Directors of AlohaCare. MCS shall report to AlohaCare on any and all matters relating to the administration of the AlohaCare program as requested by the President on the Board of Directors for AlohaCare. At a minimum, the following reports shall be provided on a monthly basis by the 20th day of the month for the preceding month:

                           a.       Claims payments by vendor.

                           b. Reports relating to the Bank Account as required by Section II.C.5. of this


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                                    Agreement.

                           c. All reports required to be forwarded to DHS as set forth in Section II.C.11. of this Agreement.

                           d. Summary of utilization data and utilization management activities for the previous month.

                           e. Summary of quality assurance data and activities for the previous month.

                           f. AlohaCare financial statements prepared in accordance with generally accepted accounting principles.

                           g.       Enrollment data by primary care provider.

                           h. Summary of Member and provider complaints and responsive action initiated.

                  Additionally, MCS shall submit the following reports to the President and Board of Directors of AlohaCare on a quarterly and annual basis in a format acceptable to AlohaCare which summarizes:

                           a. Utilization and enrollment data by aid category and island.

                           b.       Claim lag reports.

                           c.       Specific procedure utilization reports.

                           d. Such other reports as are reasonably requested by AlohaCare.

                  17.      Fixed Assets. MCS shall be responsible for


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purchasing, at its own expense, the equipment, fixtures and supplies as are necessary and proper to the efficient operation and administration of the AlohaCare Program or which are required to comply with the requirements of the RFP, any contract between DHS and AlohaCare and this Agreement. Such fixed assets shall include any computer hardware and software information systems necessary for the administration of the AlohaCare Program or necessary to comply with the reporting requirements herein. A list of such assets and the budgeted cost for the purchase of the same is set forth in Exhibit C.

                  18. Member Services. MCS shall be responsible for providing all Member services as are necessary to the administration of the AlohaCare Program or as are required by the RFP, any and all contracts between DHS and AlohaCare and this Agreement. Such Member services shall include, but not be limited to:

                           a.       Enrollment of Recipients as required by
                                    Section 40.300 of the RFP.

                           b. Preparation and dissemination of educational materials as required by Section 41.200 of the RFP.

                  19. Performance Bond. In the event AlohaCare is awarded a QUEST contract by DHS, MCS shall arrange to obtain a performance bond for AlohaCare as required by Section 61.700 of the RFP. MCS shall assume the financial responsibility for $200,000 of the amount of such performance bond or other credit facility obtained in lieu of said performance bond.

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                  20.      Insurance Requirements.

                           a.       AlohaCare Professional Liability Insurance.
During the term of this Agreement, AlohaCare shall maintain, at its sole cost and expense, a policy of HMO-type professional liability insurance acceptable to MCS with coverage limits in the minimum amount of $1,000,000 per incident and $1,000,000 in the annual aggregate. MCS shall be named as an additional insured on said professional liability insurance policy. In addition, AlohaCare shall purchase a "tail policy" with the same policy limits following the effective date of termination of the foregoing policy in the event the policy is a "claims made" policy.

                           b.       MCS Comprehensive Insurance. MCS and
AlohaCare each shall maintain, at the sole cost and expense of each, throughout the term of this Agreement, a policy of general liability insurance acceptable to the other party in the minimum amount of $1,000,000 per occurrence and $1,000,000 in the annual aggregate. Each shall name the other party as an additional insured on said policy.

                           c.       Proof of Insurance. Each party shall furnish
the other with evidence of such insurance, including certificates of insurance and complete copies of insurance policies, upon the other's request. Each party shall provide the other with a minimum of 30 days prior written notice in the event any of the insurance policies required by this Agreement are canceled, changed or restricted in any way.

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                           21.      Complaint Resolution Procedure. MCS shall
maintain a complaint resolution procedure to process Member and provider complaints. MCS' complaint resolution procedure is described in Exhibit H.

                           22.      Member Satisfaction. MCS shall administer
periodically, but no less frequently than annually, Member satisfaction surveys intended to measure the level of satisfaction of members perceived in receiving Covered Services from Participating Providers. The development and administration of such surveys shall be at the sole cost of MCS. The form of Member satisfaction surveys shall be subject to the approval of AlohaCare. The survey information so obtained shall be used as a method of measuring the effectiveness of MCS.

         III.     ADMINISTRATIVE FEE

                  A. Preparation of Proposal. AlohaCare shall pay to MCS $15,000 for services rendered in preparation of the AlohaCare QUEST proposal, to be paid upon DHS acceptance of the final proposal and confirmation from DHS that said proposal is complete and complies with DHS requirements.

                  B. Pre-Operational Phase. AlohaCare shall pay to MCS for services rendered in the pre-operational phase in accordance with the budget set forth in Exhibit A to this Agreement.

                  C. Operational Phase. MCS shall be paid an administrative fee as set forth below once the AlohaCare Program becomes operational:


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                           1.       Base Administrative Fee. If AlohaCare is
awarded a QUEST contract, it shall pay a monthly administrative fee as follows:

                           a.       If enrollment is less than 15,000 members
(all membership is measured in terms of "member months"), then AlohaCare shall pay MCS $30,000 plus the Per Member per Month (PMPM) fee shown in Paragraph C.1.b below.

                           b.       Once enrollment exceeds 15,000 member
months, then AlohaCare shall pay MCS only the PMPM fee listed below:

                           First 10,000 Member Months            $12.00 PMPM
                           Next 20,000 Member Months              10.50 PMPM
                           Member Months in excess of 30,000       9.00 PMPM

         Member months are calculated by dividing the total number of days in a given month that Members were eligible by the number of days in that month.

         The current month's administrative fee will be paid before the tenth day of the month. The administrative fee for the first month of the contract will be estimated and adjusted in the following month to reflect actual per member per month figures.

         MCS shall be responsible, in return for receiving the administrative fee, to assume all costs associated with the administration of the AlohaCare Program, except for the following expenses which shall be the responsibility of
AlohaCare:

                           a.       Covered Services.

                           b.       Legal Services of AlohaCare.

                           c.       Actuarial services of AlohaCare.


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                           d.       Expenses relating to the corporate
                                    existence of AlohaCare.

                           e.       Audit and Tax services of AlohaCare.

                  2. Shared Risk Arrangement. The parties agree to share risk in the manner set forth on Exhibit B.

                  3. DHS Reports. MCS shall be responsible for the full amount of any penalty assessed by DHS for failure to submit any report or reports required by the RFP or by any contract between DHS and AlohaCare in a timely or accurate fashion including, but not limited to, financial information required under Section 40.900 of the RFP, encounter data required under Section
40.820 of the RFP, reports regarding quality assurance under Section 40.500 of the RFP, reports regarding changes in Member status required under Section
41.010 of the RFP and reports regarding coordination of benefits and third-party liability as required under Section 40.730 of the RFP.

         IV.      TERM AND TERMINATION.

                  A. Term. This Agreement shall be effective on the date of its execution first set forth above and shall be effective during the period necessary to complete and submit the AlohaCare QUEST proposal to DHS. In the event AlohaCare is awarded a QUEST contract by DHS, this Agreement shall continue and shall be in full force and effect through the duration of the contract between DHS and AlohaCare, but not to exceed a period of two years from the Implementation Date, unless this Agreement is terminated sooner as set forth below in Section IV.B. below.

                  B. Termination. This Agreement may be terminated upon the following:

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                     1.    Automatically in the event AlohaCare is notified by
                           DHS that its proposal to DHS to participate as a qualified health plan under the QUEST project has not been accepted;

                     2. Upon notice by AlohaCare to MCS in the event of the sale of a controlling interest in MCS or sale of substantially all of MCS's assets to a party who is not an MCS shareholder at the time this Agreement is executed.

                     3. Upon notice by AlohaCare, in the event any officer, director or principal shareholder of MCS is suspended or excluded from participating in any federal or state program in any state, or in the event MCS's financial condition is such that an independent auditor has concluded or would conclude, upon review, that MCS is unable to continue in business as a going concern.

                     4. At any time upon the written mutual consent of both parties.

                     5. Upon the failure of either party to correct any failure to perform under the terms of this Agreement after 60 days written notice from the other party.

                     6. In the event the contract between DHS and AlohaCare is terminated for any reason or


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                           AlohaCare's participation in the QUEST Project is
                           otherwise terminated, in which case termination shall be effective as of the termination date of AlohaCare's participation in the QUEST Program.

                     7. Immediately upon the filing of a bankruptcy petition by either party or upon the failure of either party to obtain any license, registration or approval required under state or federal law that is material to the operation of the AlohaCare Program.

                C.   Obligations in Event of Termination.

                     1. Upon termination of this Agreement, AlohaCare shall purchase the fixed assets acquired by MCS as described in Exhibit C at a price equal to the book value of such assets; provided that AlohaCare shall not be obligated to purchase fixed assets at book value in the event termination is pursuant to Section IV B.1, B.2, B.3, B.5 (i.e., if termination is the result of an MCS default), or B.7 above.

                     2. In the event of termination of this Agreement for any reason, MCS shall cooperate with the person or entity selected by AlohaCare to assume administration of the AlohaCare Program.

                     3. Upon request of the AlohaCare, MCS will process claims incurred after the Implementation Date, and prior to the effective date of termination, for a period of six months. During


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
such six month period, AlohaCare shall pay MCS a claims processing fee of $1.00 per claim.

                     4. In the event of termination of this Agreement MCS shall provide AlohaCare with all copies of records in MCS, possession directly and specifically relating to the AlohaCare Program and the QUEST Project and which are necessary for the continued operation of the AlohaCare Program, or shall forward such records to any successor administrator as directed by AlohaCare. Records shall be provided in electronic form, disk or tape medium, and/or hard copy, as determined by AlohaCare. MCS shall not retain copies of any records relating to the AlohaCare Program and the QUEST Project in any format.

           V.   MISCELLANEOUS

                A. Standard of Performance. In carrying out its obligations under this Agreement, MCS shall discharge its duties with the skill, care, prudence and diligence under the circumstances then prevailing that a prudent healthcare benefits administrator acting in a like capacity and familiar with such matters would have used.

                B. Confidentiality. MCS agrees to safeguard the confidentiality of all data pertaining to this Agreement and Covered Services rendered to Members. All work product, files, data, reports, contracts, agreements, ledgers, materials and other information related to the AlohaCare Program, including all enrollment and claims data, are the property of AlohaCare and shall be deemed confidential and may not be disclosed by MCS without the


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
written consent of AlohaCAre, except in fulfillment of the requirements of this Agreement or upon lawful order of a court or public authority which order compels obedience under penalty of contempt or fine or impairment or loss of the right to do business. In the event of any requested disclosure, MCS shall immediately notify AlohaCare in writing detailing the circumstances and extent of such requested disclosure. Work product shall mean all information, or data, whether expressed in writing, orally, electronically or otherwise, which is conceived, developed or acquired by either party as a result of or in connection with the AlohaCare Program.

                C. Relationship of the Parties. In the performance of the work, duties and obligations of the parties pursuant to this Agreement, the parties shall, at all times, be acting and performing as independent contractors. No relationship of employer and employee, or partners or joint venturers is created by this Agreement, and neither party may therefore make any claim against the other party for social security benefits, workers' compensation benefits, unemployment insurance benefits, vacation pay, sick leave or any other employee benefit of any kind. In addition, neither party shall have any power or authority to act for or on behalf of, or to bind the other except as herein expressly granted, and no other or greater power or authority shall be implied by the grant or denial of power or authority specifically mentioned herein.

                D. Assignment/Subcontracting. Neither party shall have the right to assign, delegate or subcontract any of its rights or


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
obligations hereunder without the prior written consent of the other party.

                E. Notices. Except as set forth herein, all notices required or permitted to be given hereunder, shall be in writing and shall be sent by United States mail, certified or registered, return receipt requested, postage prepaid, to the parties hereto at their respective addresses set forth on the signature page hereto, or such other address as may be fixed in accordance with the provisions hereof. Except as set forth herein, if mailed in accordance with the provisions of this paragraph, such notice shall be deemed to be received three (3) business days after mailing.

                F. Headings. The headings of the various sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

                G. Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, nor be construed to be, a waiver of any subsequent breach thereof.

                H. Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Hawaii, without regard to Hawaii's choice of law statutes or decision.

                I. Invalid Provisions. If, for any reason, any provision of this Agreement is or shall be hereafter determined by law, act, decision, or regulation of a duly constituted body or authority, to be in any respect invalid, such determination shall


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
not nullify any of the other terms and provisions of this Agreement and, unless otherwise agreed to in writing by the parties, then, in order to prevent the invalidity of such provision or provisions of this Agreement, the said provision or provisions shall be deemed automatically amended in such respect as may be necessary to conform this entire Agreement with such applicable law, act, decision, rule or regulation.

                J. No Third-Party Beneficiary. This Agreement is entered into by and between AlohaCare and MCS and for their benefit. There is no intent by either party to create or establish third-party beneficiary status or rights or their equivalent in any Member, subcontractor, or other third party, and no such third party shall have any right to enforce any right or enjoy any benefit created or established under this Agreement.

                K. Exhibits. The exhibits attached to this Agreement are an integral part of this Agreement and are incorporated herein by reference.

                L. Board of Directors. The AlohaCare By-Laws shall provide that during the term of this Agreement, one person designated by MCS shall be elected as a member of the Board of Directors of AlohaCare, so long as MCS has not defaulted in the performance of its obligations hereunder.

                M. Approval By DHS. This contract is subject to the approval of DHS. This contract shall become null and void to the extent that it, at any time, does not receive such approval by DHS.

                N. Arbitration. In the event that any dispute relating to this Agreement arises between MCS and AlohaCare, the dispute shall be resolved by binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date one party first gave written notice of the dispute to the other party. The arbitration shall be held in Honolulu, Hawaii or in such other location as the parties may mutually agree upon. The arbitrator shall have no power to award punitive or exemplary damages or vary the terms of this Agreement and shall be bound by controlling law.

                0. Compliance with Law. MCS represents and warrants that MCS and its operations, programs, policies, guidelines and procedures are currently in compliance with, and throughout. the term of this Agreement, shall remain, in compliance with all applicable federal, state, local laws and regulations. MCS shall maintain any and all licenses necessary to perform under the terms of this Agreement. MCS shall provide prompt notice to AlohaCare in the event it is advised by any regulatory body that its operations are not in compliance with applicable law or regulations.

                P. Exclusivity. Without the prior written consent of AlohaCare, during the term of this Agreement, MCS shall not contract, either directly or indirectly, with any other party to provide services in connection with the QUEST Project.

                Q. Review and Audit. MCS will at all times make available for review and audit by either AlohaCare or its designee its files, books, procedures and records (including computer terminal access to same) pertaining to the AlohaCare Program or the services provided by MCS under this Agreement. In addition, MCS shall make available for interview with the auditor those personnel with material involvement or responsibility with respect to the services provided by MCS under this Agreement. In the event such an audit reveals deficiencies or default, in the judgment of the auditor, related to the management or administration functions of MCS, MCS shall promptly develop a detailed action plan to cure such deficiency or default. A copy of the action plan shall be submitted to AlohaCare, and MCS, within a reasonable time as determined by the auditor, shall implement at its own cost, all reasonable enhancements, improvements, procedures or corrections identified as a result of the audit. MCS shall also provide AlohaCare with MCS' unaudited financial statements on a quarterly basis and a copy of an annual audited financial statement within 90 days of the close of each fiscal year. This provision shall survive the termination of this Agreement for a period of two years, except that MCS's financial statement need only be provided for periods during the term hereof.

                R. Entire Agreement; Amendment. This Agreement and all exhibits hereto shall constitute the entire agreement relating to the subject matter hereof between the parties hereto, and supersedes all other agreements, written or oral, relating to the subject matter hereof. This Agreement may be amended by mutual agreement of the parties, provided that such amendment is reduced to writing and signed by both parties.


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
           IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first set forth above.

ALOHACARE                                   ATTEST


By  /s/ Michael D. Tweedell
   --------------------------------         ------------------------------------
     Michael D. Tweedell                                 Secretary
     President


Date:   April 25, 1994
      -----------------------------


ADDRESS FOR NOTICES:

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MANAGED CARE SOLUTIONS, INC.


By  /s/ Blaine Bergeson
   --------------------------------         ------------------------------------
     Blaine Bergeson                                     Secretary
     Chief executive officer


Date:   April 25, 1994
      -----------------------------


ADDRESS FOR NOTICES:

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- - -----------------------------------

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